China Automotive Systems Reports
Financial Results for First Quarter of 2012

WUHAN, China, May 9, 2012 -- China Automotive Systems, Inc. (“CAAS” or the "Company") (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced financial results for the first quarter ended March 31, 2012.

First Quarter Highlights

•	Net sales were $84.5 million, compared to $91.0 million in the first quarter of 2011

•	Gross profit was $16.0 million, compared to $20.0 million in the first quarter of 2011; gross margin was 19.0% in the first quarter of 2012, compared to 22.0% in the same quarter of last year

•	Income from operations was $6.4 million, compared with $11.7 million in the first quarter of 2011, and the operating margin was 7.6%, compared with 12.9% in the first quarter of 2011

•	Net loss attributable to the parent company’s common shareholders was $0.8 million, or a diluted loss per share of $0.03, versus net income of $17.2 million, or diluted earnings per share of $0.23, in the first quarter of 2011

•	Non-GAAP net income attributable to the parent company’s common shareholders was $3.8 million or $0.12 diluted earnings per share, versus non-GAAP net income of $6.9 million, or $0.22 diluted earnings per share in the first quarter of 2011

•	Research and development (“R&D”) expenses were $3.7 million, compared to $2.3 million in the first quarter of 2011

•	Net cash flow from operations was $8.5 million, compared with net cash used in operations of $3.5 million in the first quarter of 2011

•	Cash and cash equivalents were $79.9 million at March 31, 2012, up from $73.0 million at December 31, 2011.

Mr. Qizhou Wu, chief executive officer of CAAS, commented: “During the first quarter, the PRC domestic passenger vehicle brands sold approximately 712,000 units, a year over year decline of 15%. On the commercial vehicle front, PRC truck sales continued to experience double-digit percentage declines due to fewer infrastructure projects and the slowed real estate market. As the largest supplier to many large domestic OEMs, we took hits from both sectors. While we are waiting for conditions to improve in the PRC, we are rapidly expanding our sales in North America and planning for expansions in emerging markets. Our shipments to North America, mainly to Chrysler, rose 86% from same period of 2011. We also recently announced our joint venture in Brazil, another large market currently dominated by European steering producers. Our financial standing remains solid, as we generated strong cash-flow in the first quarter.”

First Quarter of 2012

For the first quarter of 2012, net sales were $84.5 million, compared with $91.0 million in the same quarter of 2011, a decrease of $6.5 million, or 7.1%. The net sales decline was mainly due to slow sales of the PRC domestic branded passenger vehicle OEMs and buyers deferring purchases due to rising gasoline prices. This is in line with the overall PRC vehicle market decline as mentioned above. The increased international sales to Chrysler North America, and the appreciation of the Chinese RMB versus the U.S. dollar, only partially offset lower unit sales of passenger vehicle steering products in China.

Gross profit was $16.0 million, compared to $20.0 million in the same quarter of last year. The gross margin was 19.0%, versus 22.0% in the same quarter in 2011, mainly due to sales price declines and unit cost increases resulting from rising labor costs.

Selling expenses were comparable at $2.4 million in the first quarters of 2012 and 2011, respectively. As a percentage of net sales, selling expenses were 2.8% in the first quarter of 2012, compared to 2.6% in the first quarter of 2011.

General and administrative (“G&A”) expenses declined 7.7% to $3.6 million in the first quarter of 2012 from $3.9 million in the same quarter in 2011, mainly due to compensation cuts as the Company did not meet the performance targets set by the board of directors. As a percentage of net sales, G&A expenses were 4.3% in the first quarter of 2012, which was in line with the first quarter of 2011.

Research and development (“R&D”) expenses rose by approximately 60.9% to $3.7 million in the first quarter of 2012, compared to $2.3 million for the three months ended March 31, 2011. CAAS has added advanced manufacturing and testing equipment to its research and development program and consequently, increased related depreciation expenses. In addition CAAS has created an incentive program to reward outstanding innovation. As a percentage of net sales, R&D expenses rose to 4.4% from 2.5% in the first quarter of last year.

Income from operations was $6.4 million in the first quarter of 2012, compared with $11.7 million in the first quarter of 2011. The decline of $5.3 million resulted primarily from lower gross profit and higher R&D expenses compared to the first quarter of 2011. As a percentage of net sales, the operating margin was 7.6% in the first quarter of 2012, as compared to 12.9% in the same period last year.

Financial expenses, net declined 18.2% to $0.9 million, compared to $1.1 million for the first quarter of 2011. This decrease was primarily due to higher interest income and lower losses on foreign exchange transactions compared with the first quarter of 2011.

The loss on the change in fair value of derivatives was $3.9 million in the first quarter of 2012, compared with a gain of $11.7 million for the same quarter of 2011. The gain or loss on the change in fair value of derivatives was primarily due to the Company’s stock price movement and was non-cash in nature. During the three months ended March 31, 2012, the Company’s common stock market price increased to $6.84 from $3.30 at the close of the prior quarter.

During the three months ended March 31, 2012, no convertible notes were converted. Thus, there was no gain on convertible notes conversion, as compared to a gain of $1.6 million in the first quarter of 2011. On March 1, 2011, a holder of the Company’s convertible notes converted $6,428,571 of the principal amount of the convertible notes (at a conversion price of $7.0822 per share) and was issued 907,708 shares of the Company’s common stock. The Company recorded a gain on convertible notes conversion of $1,564,418 in the first quarter of 2011, which is the difference between the market price of the common stock and the conversion consideration on the conversion date.

Income before income tax expenses and equity in earnings of affiliated companies was $1.7 million in the first quarter of 2012, compared with $24.0 million for the same quarter of 2011. The decrease of $22.3 million was mainly due to a decline in income from operations of $5.3 million, a decrease in gain on change in fair value of derivatives of $15.6 million and a decrease in gain on convertible notes conversion of $1.6 million, as compared with the same quarter in 2011.

Net loss attributable to parent company’s shareholders was $0.8 million in the first quarter of 2012, compared to net income of $17.2 million in the same quarter of 2011. Diluted loss per share was $0.03 in the first quarter of 2012 compared with diluted earnings per share of $0.23 in the corresponding period of 2011. The weighted average number of basic and diluted common shares outstanding was 28,260,302 in the 2012 first quarter, compared to basic and diluted shares outstanding of 27,478,395 and 31,558,363, respectively, in the first quarter of 2011.

As of March 31, 2012, total cash and cash equivalents were $79.9 million, compared with $73.0 million at the end of 2011. Working capital was $117.3 million at March 31, 2012, compared with $147.8 million as of December 31, 2011. Net cash flows from operations were $8.5 million, compared with net cash used in operations of $3.5 million in the first quarter of 2011. Cash used to acquire property, plant and equipment was $2.0 million in the first quarter of 2012, compared with $6.1 million in the same quarter of 2011.

Non-GAAP Measures

For the three months ended March 31, 2012, adjusted net income attributable to the parent company’s common shareholders (Non-GAAP) was $3.8 million versus adjusted net income attributable to the parent company’s common shareholders of $6.9 million in the first quarter of last year. Adjusted diluted earnings per share was $0.12 for the three months ended March 31, 2012 versus adjusted diluted earnings per share of $0.22 for same period of 2011.

Reconciliation of GAAP to Non-GAAP results:

	1Q2012	1Q2011
Net income (loss) attributable to parent company’s common shareholders	$(768,896)	$17,182,402
Add: Allocation to convertible notes holders	-	2,459,580
Add: Loss (gain) on change in fair value of derivative	3,860,786	(11,731,827)
Add: Accrued make-whole redemption interest expense for convertible notes	661,682	582,882
Less: Gain on convertible notes conversion	-	(1,564,418)

Adjusted net income attributable to parent company’s common shareholders	$3,753,572	$6,928,619
Diluted earnings per share:
GAAP	$(0.03)	$0.23
Non-GAAP	$0.12	$0.22
Shares used in computing diluted earnings per share:
GAAP	28,260,302	31,558,363
Non-GAAP	31,591,584	31,558,363

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (U.S. GAAP), we use non-GAAP measures of net income attributable to parent company and earnings per share, which are adjusted from results based on U.S. GAAP to exclude certain expenses, gains and losses associated with the Company’s convertible notes. These non-GAAP financial measures are provided to enhance the user's overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors, as these non-GAAP results exclude certain expenses, gains and losses that we believe are not indicative of our core operating results. We believe these non-GAAP measures are consistent with the financial models and estimates published by many analysts who follow the Company, and they assist in evaluating the Company’s operating performance compared with that of other companies in its industry. These non-GAAP results are some of the primary indicators management uses for assessing our performance, allocating resources and planning, and forecasting future periods. Further, management uses non-GAAP information that excludes certain non-cash charges related to accrued make-whole redemption interest expense and allocation to convertible notes holders associated with the Company’s convertible notes, as these non-GAAP items do not reflect the cash operating results of the business or the ongoing results.

Non-GAAP net income attributable to parent company and earnings per share are not measures of performance under accounting principles generally accepted in the United States (U.S. GAAP). The Company includes them in this press release in order to:

•	improve transparency for investors;

•	assist investors in their assessment of the Company’s performance;

•	facilitate comparisons to historical performance;

•	ensure that these measures are fully understood in light of how the Company evaluates its operating results; and

•	properly define the metrics used and confirm their calculation.

These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures, but instead utilized as a supplemental measure of operating performance in evaluating the Company’s business. The Company recognizes that the usefulness of non-GAAP measures of net income attributable to parent company and earnings per share has certain limitations, including:

•	non-GAAP net income attributable to parent company and earnings per share do not include certain gains and losses associated with the Company’s convertible notes. Because the changes in the value of the convertible notes are a recurring, non-cash item, related gains and losses are a necessary element of the Company’s costs and ability to generate profits and cash flows. Therefore, any measure that excludes certain gains and losses associated with the Company’s convertible notes may have material limitations; and

•	the manner in which the Company calculates non-GAAP net income attributable to parent company and earnings per share may differ from that of other companies, which limits their usefulness as comparative measures.

The Company compensates for the foregoing limitations by using non-GAAP net income attributable to parent company and earnings per share as comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of its operating performance. As such, these non-GAAP measures should be viewed in conjunction with the Company’s financial statements prepared in accordance with U.S. GAAP, as presented above and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2012.

Business Outlook

Management’s revenue guidance is for 5% year over year growth for the full year 2012. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on May 9th at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

In addition, the conference call will be broadcast live over the Internet at http://www.caasauto.com. Please go to the web site at least 15 minutes early to register, download and install any necessary software.

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 P.M. EDT on June 9, 2012. The dial-in details for the replay are:

U.S. Toll Free Number +1-877-660-6853

International dial-in number +1-201-612-7415

Use Account “286” and Conference ID “393650” to access the replay.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 3.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd., Chery Automobile Co., Ltd. and Chrysler North America, outside of North America. For more information, please visit: http://www.caasauto.com.

Forward Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 9, 2012, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: kevin.theiss@grayling.com

(Tables Follow)

China Automotive System, Inc.

Condensed Unaudited Consolidated Balance Sheets

As of March 31, 2012 and December 31, 2011

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$79,852,280	$72,960,500
Pledged cash deposits	21,966,094	21,820,890
Accounts and notes receivable, net - unrelated parties	197,414,008	200,939,826
Accounts and notes receivable, net - related parties	13,622,544	11,519,432
Advance payments and others - unrelated parties	1,633,820	2,215,240
Advance payments and others - related parties	317,000	629,741
Inventories	58,290,087	51,607,193
Current deferred tax assets	3,323,099	3,686,713
Total current assets	376,418,932	365,379,535
Non-current assets:
Property, plant and equipment, net	82,598,866	84,843,250
Intangible assets, net	785,425	837,075
Other receivables, net - unrelated parties	2,401,508	1,876,953
Other receivables, net - related parties	540,538	499,652
Advance payment for property, plant and equipment - unrelated parties	2,085,554	1,472,442
Advance payment for property, plant and equipment - related parties	3,874,982	3,712,121
Long-term investments	3,568,651	3,485,118
Non-current deferred tax assets	4,599,860	4,340,974
Total assets	$476,874,316	$466,447,120
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank and government loans	$11,915,543	$10,315,987
Accounts and notes payable - unrelated parties	169,013,062	169,456,482
Accounts and notes payable - related parties	3,629,840	2,052,897
Convertible notes payable	23,571,429	-
Compound derivative liabilities	4,419,934	-
Accrued make-whole redemption interest expense of convertible notes	8,277,391	-
Customer deposits	615,096	1,181,401
Accrued payroll and related costs	4,783,189	5,177,140
Accrued expenses and other payables	23,431,918	22,617,667
Accrued pension costs	4,301,127	4,067,399
Taxes payable	4,478,213	2,029,215
Amounts due to shareholders/directors	353,067	351,817
Deferred tax liabilities	316,026	309,667
Total current liabilities	259,105,835	217,559,672
Long-term liabilities:
Convertible notes payable	-	23,571,429
Compound derivative liabilities	-	559,148
Accrued make-whole redemption interest expense of convertible notes	-	7,615,709
Advances payable	1,618,925	983,986
Total liabilities	260,724,760	250,289,944
Commitments and Contingencies
Stockholders’ equity-
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued and outstanding – 28,260,302 shares at March 31, 2012 and December 31, 2011	2,826	2,826
Additional paid-in capital	39,295,419	39,295,419
Retained earnings-
Appropriated	9,026,240	9,026,240
Unappropriated	98,744,499	99,513,395
Accumulated other comprehensive income	25,747,837	25,291,231
Total parent company stockholders' equity	172,816,821	173,129,111
Non-controlling interests	43,332,735	43,028,065
Total stockholders' equity	216,149,556	216,157,176
Total liabilities and stockholders' equity	$476,874,316	$466,447,120

China Automotive Systems, Inc.

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

Three months Ended March 31, 2012 and 2011

	Three Months Ended March 31,
	2012	2011
Net product sales
Unrelated parties	$76,506,018	$81,478,349
Related parties	7,986,837	9,535,821
	84,492,855	91,014,170
Cost of product sold
Unrelated parties	62,259,076	65,609,492
Related parties	6,187,879	5,419,770
	68,446,955	71,029,262
Gross profit	16,045,900	19,984,908
Gain on other sales	122,432	413,186
Less: Operating expenses
Selling expenses	2,383,138	2,415,276
General and administrative expenses	3,631,967	3,940,837
Research and development expenses	3,726,083	2,310,731
Total operating expenses	9,741,188	8,666,844
Income from operations	6,427,144	11,731,250
Other income, net	71,941	32,640
Financial expenses, net	(911,087)	(1,062,213)
(Loss) gain on change in fair value of derivative	(3,860,786)	11,731,827
Gain on convertible notes conversion	-	1,564,418
Income before income tax expenses and equity in earnings of affiliated companies	1,727,212	23,997,922
Income taxes	1,522,064	1,956,595
Equity in earnings of affiliated companies	79,878	38,911
Net income	285,026	22,080,238
Net income attributable to non-controlling interests	1,053,922	2,438,256
Net (loss) income attributable to parent company	(768,896)	19,641,982
Allocation to convertible notes holders	-	(2,459,580)
Net (loss) income attributable to parent company’s common shareholders	$(768,896)	$17,182,402
Net (loss) income attributable to parent company’s common shareholders per share
Basic	$(0.03)	$0.63
Diluted	$(0.03)	$0.23
Weighted average number of common shares outstanding
Basic	28,260,302	27,478,395
Diluted	28,260,302	31,558,363
Comprehensive income:
Net income	$285,026	$22,080,238
Foreign currency translation gain, net of tax	501,724	2,113,825
Comprehensive income	786,750	24,194,063
Comprehensive income attributable to non-controlling interests	1,099,040	2,801,960
Comprehensive (loss) income attributable to parent company	$(312,290)	$21,392,103

China Automotive Systems, Inc.

Condensed Unaudited Consolidated Statements of Cash Flows

Three Months Ended March 31, 2012 and 2011

	Three Months Ended March 31,
	2012	2011

Cash flows from operating activities:
Net income	$285,026	$22,080,238
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	3,507,394	3,276,782
Increase (decrease) in allowance for doubtful accounts	69,247	(94,953)
Inventory write downs	116,763	-
Deferred income taxes assets and liabilities	119,180	380,087
Equity in earnings of affiliated companies	(79,878)	(38,911)
Gain on convertible notes conversion	-	(1,564,418)
Loss (gain) on change in fair value of derivative	3,860,786	(11,731,827)
Loss on fixed assets disposals	2,700	440
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	(122,326)	936,258
Accounts and notes receivable	1,610,246	(18,652,876)
Advance payments and others	901,529	(483,531)
Inventories	(6,746,058)	(10,243,348)
Increase (decrease) in:
Accounts and notes payable	953,698	11,381,369
Customer deposits	(567,044)	451,993
Accrued payroll and related costs	(399,380)	(496,074)
Accrued expenses and other payables	1,696,020	2,530,456
Accrued pension costs	229,463	(166,247)
Taxes payable	2,446,870	(1,022,913)
Advances payable	633,907	-
Net cash provided by (used in) operating activities	8,518,143	(3,457,475)
Cash flows from investing activities:
Decrease (increase) in other receivables	(600,556)	344,246
Proceeds from disposal of equipment	100,574	27,697
Payment to acquire property, plant and equipment	(1,991,758)	(6,143,104)
Payment to acquire intangible assets	(3,593)	-
Net cash used in investing activities	(2,495,333)	(5,771,161)
Cash flows from financing activities:
Proceeds from government subsidy loan	1,588,739	-
Dividends paid to the non-controlling interests	(795,958)	-
Increase (decrease) in amounts due to shareholders/directors	696	(44,436)
Net cash provided by (used in) financing activities	793,477	(44,436)
Effects of exchange rate on cash and cash equivalents	75,493	484,265
Net increase (decrease) in cash and cash equivalents	6,891,780	(8,788,807)
Cash and cash equivalents at beginning of period	72,960,500	49,424,979
Cash and cash equivalents at end of period	$79,852,280	$40,636,172

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Three Months Ended March 31,
	2012	2011
Cash paid for interest	$789,425	$658,317
Cash paid for income taxes	$552,311	$2,862,605

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

	Three Months Ended March 31,
	2012	2011
Issuance of common shares for the conversion of convertible notes	$-	$10,111,869
Advance payments for acquiring property, plant and equipment	5,960,536	10,687,768
Dividend payable to non-controlling interests	$807,230	$1,545,921